Exhibit 23.1

                         Consent of KPMG LLP
The Board of Directors
NetObjects, Inc.

We consent to inclusion and incorporation by reference herein of our report dated November 5, 1999, relating to the consolidated balance sheets of NetObjects, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), cash flows and the related financial statement schedule for each of the years in the three-year period ended September 30, 1999, and to the reference to our Firm under the headings "Experts" and "Selected Consolidated Financial Data" in the Prospectus.

/s/ KPMG LLP
Mountain View, California

June 6, 2000



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